Exhibit 10.12

BAUSCH & LOMB LUXEMBOURG S.à r.l.

as Pledgor

AND

CITIBANK, N.A.

as Pledgee

dated 15 June 2012

RECEIVABLES PLEDGE AGREEMENT

This RECEIVABLES PLEDGE AGREEMENT (as amended, restated, supplemented or modified from time to time, the Agreement) is dated 15 June 2012 and is made

BETWEEN:

(1)	BAUSCH & LOMB LUXEMBOURG S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg with registered office at 13-15, avenue de la Liberté, L-1931 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies (the RCS) under number B. 105.591 (the Pledgor);

AND

(2)	CITIBANK, N.A. as Administrative Agent under the Credit Agreement (as defined below) (the Pledgee);

The Pledgor and the Pledgee shall each be referred to as a Party and, collectively, the Parties.

WHEREAS:

(A)	Pursuant to a US $2,835,000,000/ €460,000,000 credit agreement (the Credit Agreement) dated as of 18 May 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time) between, inter alia, two indirect parent companies of the Pledgor, Bausch & Lomb Incorporated and Bausch & Lomb B.V., as borrowers (the Borrowers) and Citibank, N.A. as administrative agent, swing line lender and an L/C issuer, JPMorgan Chase Bank, N.A. as an L/C issuer and each other lender from time to time party to the Credit Agreement and each other lender from time to time party to the Credit Agreement (the Lenders), the Lenders have agreed to extend credit to the Borrowers subject to the term and conditions set forth in the Credit Agreement.

(B)	Pursuant to a foreign subsidiary guaranty (the Foreign Subsidiary Guaranty) dated on or about the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time) between, inter alia, Bausch & Lomb B.V. as Dutch Subsidiary Borrower and Citibank, N.A. as Administrative Agent, Bausch & Lomb B.V. and certain of its Subsidiaries have agreed to guarantee the Foreign Obligations subject to the terms and conditions set forth in the Foreign Subsidiary Guaranty.

(C)	As a condition subsequent to the Credit Agreement, the Parent Borrower has agreed, for the purpose of creating a security interest for the payment and discharge of all of the Foreign Obligations, to procure that the Pledgor grants the Pledge under this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Recitals

The recitals (A) to and including (C) above are an integral part of this Agreement.

1.2.	Definitions

In this Agreement, terms defined in the Credit Agreement have the same meaning when used in this Agreement, terms defined above have the same meaning when used in this Agreement, and the following terms have the following meanings:.

“Assigned German Receivables” means the Receivables (as defined in the Assignment Agreement) assigned by the Pledgor to the Pledgee pursuant to a German law governed assignment agreement (the “Assignment Agreement”) entered into between the Pledgor and the Pledgee on or about the day of this Agreement.

“Charged Receivables” means all existing, future or prospective rights and claims, by exclusion however of the Assigned German Receivables, regardless of the nature thereof (including interest, default interest, commissions, expenses, costs, indemnities and any other amounts due thereunder) deriving from loans, loan notes, promissory notes, advance, or any other debt instrument or any other form of lending, whether actual, future or contingent, whether owed jointly or severally, and whether subordinated or not, owed from time to time by a Debtor to the Pledgor (whether or not acting through a branch). On the date hereof the Charged Receivables include, without limitation, in particular the receivables listed in Schedule 1 of this Agreement.

“Business Day” has the meaning ascribed to such term in the Credit Agreement.

“Debtor” means a debtor of a Charged Receivable.

“Event of Default” has the meaning ascribed to such term in the Credit Agreement.

“Foreign Obligations” has the meaning ascribed to such term in the Foreign Subsidiary Guaranty.

“Loan Documents” has the meaning ascribed to such term in the Foreign Subsidiary Guaranty.

“Loan Parties” has the meaning ascribed to such term in the Credit Agreement.

“Pledge” means the security interest over the Charged Receivables created by, and in accordance with, this Agreement.

“Rights of Recourse” means all and any rights, actions and claims the Pledgor may have against any Loan Parties or any other person having granted security or given a guarantee for the Foreign Obligations, arising under or pursuant to the enforcement of the present Pledge including, in particular, the Pledgor’s right of recourse against any such entity under the terms of Article 2028 et seq. of the Luxembourg Civil Code (including, for the avoidance of doubt, any right of recourse prior to enforcement), or any right of recourse by way of subrogation or any other similar right, action or claim under any applicable law.

“Secured Parties” has the meaning ascribed to such term in the Credit Agreement.

1.3.	Construction

(a)	Clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement. Clauses, paragraphs and Schedules shall be construed as references to Clauses and paragraphs of, and Schedules to, this Agreement.

(b)	Words denoting the singular shall include the plural and vice-versa, words denoting one gender shall include all other genders, and words denoting persons shall include firms and corporations and vice versa.

(c)	References to a document in this Agreement are references to such document as amended, novated or supplemented. References to this Agreement or to any other document (including any Loan Document) include references to this Agreement or such other document as varied in any manner from time to time, even if changes are made to the composition of the parties to this Agreement or such other document or to the nature or amount of any facilities made available under such other document.

(d)	A reference to a person in this Agreement includes the successors, transferees, assigns or novated parties of the Pledgee.

(e)	Any reference to any statute or statutory instrument or any section of it shall be deemed to include a reference to any statutory modification or re-enactment of it for the time being in force in relation to the particular circumstances.

2.	PLEDGE

2.1.	As continuing first ranking security (gage de premier rang) for the due and full payment and discharge and performance of the Foreign Obligations, the Pledgor agrees to hereby create the Pledge over the Charged Receivables in favour of the Pledgee, who hereby accepts the Pledge.

2.2.	Unless and until the Pledge has become enforceable pursuant to Clause 6, payments due to the Pledgor in respect of the Charged Receivables may be made to the Pledgor. Following the occurrence of an Event of Default that is continuing the Pledgee shall be entitled to receive and freely apply all sums paid or payable under the Charged Receivables, in compliance with the terms of the Credit Agreement.

3.	PERFECTION OF THE PLEDGE

3.1.	The Pledgor shall upon the execution of this Agreement, for any Charged Receivables existing on the date hereof, dispatch a notice letter substantially in the form shown in Schedule 2 hereto to each Debtor and use commercially reasonable efforts to assure receipt of the written acknowledgement of such Debtor in the form shown in Schedule 3 hereto by the Pledgee and the Pledgor.

3.2.	Each time a new Charged Receivable not existing on the date hereof comes into existence after the date hereof, whether in relation to a Debtor in respect of which the steps under Clause 3.1. of this Clause have been previously taken or a Debtor in respect of which such steps have not been previously taken, the Pledgor shall promptly make or reiterate the formalities specified under Clause 3.1. of this Clause.

3.3.	Additionally, the Pledgor shall from time to time use commercially reasonable efforts to do any and all such other acts and execute and deliver any and all such other documents as the Pledgee may reasonably require to insure that the Pledgee and the Secured Parties have the benefit of a valid, enforceable and duly perfected security interest in accordance with the laws of the jurisdiction where each Debtor is domiciled, the law governing the relevant Charged Receivables and Luxembourg law.

4.	EFFECTIVENESS OF THE PLEDGE

4.1.	The Pledge shall be a continuing first ranking pledge (gage de premier rang) and shall not be considered as satisfied, discharged, prejudiced, waived or released by any intermediate payment, satisfaction or settlement of any part of the Foreign Obligations and shall remain in force until it has been released in accordance with Clause 7 of this Agreement.

4.2.	The Pledge shall be cumulative, in addition to and independent of every other security which the Pledgee may at any time hold as security for the Foreign Obligations or any rights, powers and remedies provided by law and shall not operate so as in any way to prejudice or affect or be prejudiced or affected by any security interest or other right or remedy which the Pledgee may now or at any time in the future have in respect of the Foreign Obligations.

4.3.	The Pledge shall not be prejudiced by any time, indulgence, abstention or delay granted to any person by the Pledgee in perfecting or enforcing the Pledge or any security interest, rights or remedies that the Pledgee may, now or at any time in the future, have from or against the Pledgor, or any other person.

4.4.	No failure or delay by the Pledgee in exercising any of its rights, powers and remedies under this Agreement shall operate as a waiver or release thereof, nor shall any single or partial exercise of any such right preclude any further or other exercise of that or any other rights.

4.5.	Neither the obligations of the Pledgor contained in this Agreement, nor the rights, powers and remedies granted to the Pledgee, by this Agreement or by law, nor the Pledge, shall be discharged, impaired or otherwise affected by:

(a)	any amendment to, or any variation, waiver or release of, any obligation of the Pledgor under the Loan Documents (except any release of this Pledge effected in compliance with the terms of this Agreement); or

(b)	any failure to take, or fully to take, any security contemplated by the Loan Documents or otherwise agreed to be taken in respect of the Foreign Obligations; or

(c)	any failure to realize or to fully realize the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Foreign Obligations; or

(d)	any other act, event or omission which, but for this Clause 4, might operate to discharge, impair or otherwise affect any of the obligations of the Pledgor contained in this Agreement and/or the rights, powers and remedies conferred upon the Pledgee by this Agreement, the Pledge or by law.

4.6.	For as long as the Foreign Obligations are outstanding and have not been unconditionally and irrevocably paid and discharged in full or the Pledgee or the Secured Parties have any obligations under the Loan Documents, the Pledgor shall not exercise any Rights of Recourse, arising for any reason whatsoever, by any means whatsoever (including for the avoidance of doubt, by way of provisional measures such as provisional attachment (“saisie-arrêt conservatoire”) or by way of set-off).

4.7.	The Pledgor irrevocably agrees to waive its Rights of Recourse against any Loan Parties if (and as of the moment where) such Loan Parties cease to be a Subsidiary of the Parent Borrower as a result of the enforcement of any Security Agreement.

4.8.	Without prejudice to Clause 4.6. above, Clause 4.7. of this Agreement shall remain in full force and effect notwithstanding any discharge, release or termination of this Pledge (whether or not in accordance with Clause 7 of this Agreement).

5.	REPRESENTATIONS AND UNDERTAKINGS

5.1.	The Pledgor represents and warrants to the Pledgee that:

(a)	the Charged Receivables are not subject to any options to purchase or to sell or similar rights of any person and are capable of being pledged freely and transferred upon enforcement without any restriction other than provided under the Credit Agreement and applicable mandatory law;

(b)	it is the sole legal owner of the Charged Receivables and it has neither transferred, nor assigned, disposed of, sold, pledged or in any other way encumbered the Charged Receivables (or any of them), otherwise than pursuant to this Agreement;

(c)	this Pledge constitutes its legal, valid and binding obligations and the Pledge, once perfected in accordance with the perfection requirements set out in paragraph 3.1. above, constitutes a first ranking (premier rang) security interest (gage) over the Charged Receivables in favour of the Pledgee not subject to any prior or pari passu encumbrance;

(d)	all necessary authorisations to enable it to enter into this Agreement have been obtained and are, and will remain, in full force and effect;

(e)	it has the necessary power to enter into this Agreement and to perform its obligations under this Agreement. In particular the entry into this Agreement does not violate any of the constitutional documents of the Pledgor or any of the agreements binding the Pledgor; and

(f)	no counterclaims as to which a right to set-off or right of retention could be exercised exists with respect to the Charged Receivables other than provided under the Credit Agreement and/or applicable mandatory law.

Each representation and undertakings set out in this Clause 5.1 is made on the date hereof and is deemed to be repeated for so long this Agreement is in force.

5.2.	Undertakings and covenants

(a)	For so long as the Foreign Obligations have not been repaid in full the Pledgor covenants not to dispose, pledge (including by way of pledge with lower rank) or otherwise encumber hereafter, the whole or any part of the Charged Receivables to anyone, other than (i) as permitted pursuant to Article VII of the Credit Agreement or (ii) with the prior written consent of the Pledgee.

(b)	The Pledgor further undertakes that is shall act in good faith and not knowingly take any steps nor do anything which could adversely affect the existence of the Pledge created hereunder.

(c)	The Pledgor further undertakes that it will cooperate with the Pledgee and sign or cause to be signed by the Debtors all such documents and take all such commercially reasonable actions as the Pledgee may reasonably require as being necessary for perfecting or protecting all or any of the rights by the Pledgee under this Agreement in relation to the Charged Receivables; to that effect, the Pledgor shall in particular use commercially reasonable efforts to execute all documents or instruments and give all notices, orders and directions and make all registrations which the Pledgee may reasonably think expedient.

(d)	The Pledgor shall inform the Pledgee as soon as possible in case the Pledgor has knowledge that the Pledge is prejudiced or jeopardised by actions of third parties (including, but without being limited to, by attachments). Such information shall be accompanied, in case of any attachment, by a copy of the order for attachment, as well as all documents required for the filing of an objection against the attachment, and, in case of any other actions by third parties, by copies evidencing which actions have or will be taken, respectively, as well as all documents required for the filing of an objection against such actions. All reasonable and adequately documented costs and expenses for any actions of intervention and measures of the Pledgee shall be borne by the Pledgor. This shall also apply to the institution of legal action, which the Pledgee may consider reasonably necessary.

(e)	The Pledgor will, and will cause or, as the case may be, make commercially reasonable efforts to procure each of the Debtors, to assist the Pledgee and generally make its commercially reasonable efforts, in order to obtain all necessary consents, approvals and authorisations from any relevant authorities in order to permit the exercise by the Pledgee of its rights and powers under this Agreement upon enforcement of the Pledge.

(f)	The Pledgor shall notify the Pledgee as soon as possible of any event or circumstance of which the Pledgor has knowledge which may reasonably be expected to have a material adverse effect on the validity or enforceability of this Pledge Agreement.

(g)	Within fifteen (15) Business Days of the end of each month, the Pledgor undertakes (i) to notify the Pledgee of (x) the amount and currency of any new Charged Receivables coming into existence after the date of this Agreement and (y) the name and address of each Debtor, (ii) to confirm to the Pledgee that a notice letter has been sent to each Debtor and that an acknowledgement letter has been received by the Pledgor from each Debtor in accordance with Clause 3 of this Agreement and (iii) to provide the Pledgee with copies of the signed acknowledgement letters in the form shown in Schedule 3 hereto received by the Pledgor since the last notice under this Clause 5.2 (g) has been made.

6.	ENFORCEMENT OF THE PLEDGE

6.1.	In accordance with and subject to applicable law the Pledgee shall, upon the occurrence of an Event of Default that is continuing, if the Foreign Obligations are due and remain unpaid, be entitled to enforce its rights under this Agreement in the most favourable manner provided by Luxembourg law, including (but without being limited to):

(i)	by requesting direct payment of the Charged Receivables from the Debtors;

(ii)	by appropriating the Charged Receivables at their market value determined by an independent expert appointed by the Pledgee in its sole discretion; or

(iii)	by requesting the competent Luxembourg courts that title to the Charged Receivables be assigned to the Pledgee following a valuation of the Charged Receivables made by a court appointed expert; or

(iv)	by selling or causing the Charged Receivables to be sold in a private transaction at arms’ length conditions (conditions commerciales normales); or

(v)	by selling the Charged Receivables by way of public sale; or

(vi)	by proceeding to a set off of the Foreign Obligations and the Charged Receivables to the extent applicable.

6.2.	Subject to this Clause 6 (Enforcement of the Pledge), the Pledgee shall have the right, to request enforcement of all or part of the Charged Receivables in its most absolute discretion. No action, choice or absence of action in this respect, or partial enforcement, shall in any manner affect the Pledge created hereunder over the Charged Receivables, as it then shall be. The Pledge shall continue to remain in full and valid existence until enforcement, discharge or termination hereof, as the case may be.

6.3.	Any monies received by the Pledgee in respect of the Charged Receivables following the enforcement of the Pledge shall be applied by the Pledgee, in paying the costs of the enforcement of the Pledge and in or towards payment and discharge of the Foreign Obligations in accordance with the relevant provisions of the Credit Agreement.

7.	RELEASE OF PLEDGE

7.1.	This Agreement shall terminate with respect to all Foreign Obligations and any liens arising therefrom shall be automatically released when all outstanding Foreign Obligations have been repaid in full. In addition, the Pledge shall automatically terminate upon release pursuant to Section 9.11 of the Credit Agreement.

7.2.	In connection with any termination or release pursuant to the above paragraph the Pledgee shall execute and deliver to the Pledgor, at the Pledgor’s expense, all documents that the Pledgor shall reasonably request to evidence such termination or release, in each case in accordance with the terms of Section 9.11 of the Credit Agreement. Any execution and delivery of documents pursuant to this Clause 7 shall be without recourse against or representation or warranty by the Pledgee or any Secured Party.

8.	LIABILITY AND INDEMNITY

8.1.	The Secured Parties or the Pledgee shall not be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of wilful misconduct or gross negligence.

8.2.	The Secured Parties or the Pledgee shall be indemnified in accordance with the provisions of the Credit Agreement.

8.3.	All the Pledgee’s reasonable and documented costs and expenses (including legal fees, stamp duties and any value added tax) incurred in connection with (a) the execution of this Agreement or otherwise in relation to it, (b) the perfection or enforcement of the collateral hereby constituted or (c) the exercise of its rights hereunder, shall be reimbursed to the Pledgee in accordance with the provisions of the Credit Agreement including, but not limited to, provisions of Section 10.04. (Attorney Costs and Expenses) of the Credit Agreement.

8.4.	For the purpose of, or pending the discharge of, any of the Foreign Obligations the Pledgee may convert any money received, recovered or realised or subject to application by it under this Agreement from one currency to another, as the Pledgee may reasonably determine is necessary to effectuate the terms of the Agreement and any such conversion shall be effected at the Pledgee’s spot rate of exchange for the time being for obtaining such other currency with the first currency.

9.	POWER OF ATTORNEY

9.1.	After and during the continuance of an Event of Default or if the Pledgor has failed to use commercially reasonable efforts to comply with a further assurance, perfection or other obligation, the Pledgor hereby irrevocably appoints the Pledgee and every person appointed by the Pledgee hereunder to be its attorney (mandataire) acting severally, and on its behalf and in its name or otherwise, to execute, deliver and perfect all documents and do all things that the pledgee may consider to be requisite for (i) carrying out any obligation imposed on the Pledgor under this agreement or (ii) exercising any of the rights conferred to the Pledgee and the Loan Parties by this Agreement or by law, (including, without limitation, after the security constituted hereby has become enforceable, the exercise of any right of a legal or a beneficial owner of the charged receivables), it being understood that the enforcement of the Pledge must be carried out as described in Clause 6 above.

9.2.	The Pledgor hereby agrees to ratify and confirm, if need be, whatever any such attorney (as referred to in Clause 6.1. above) shall do or purport to do in the exercise or purported exercise of all or any of the powers, authorities and discretions referred to in such Clause.

10.	WAIVERS, REMEDIES CUMULATIVE

No waiver of any of the terms hereof shall be effective unless in writing signed by the Pledgee. No delay in or non-exercise of any right by the Pledgee shall constitute a waiver. Any waiver may be on such terms as the Pledgee sees fit. The rights, powers and discretions of the Pledgee herein are additional to and not exclusive of those provided by law, by any agreement with, or other security in favour of, the Pledgee.

11.	NOTICES

Any notice or demand to be served by one person on another pursuant to this Pledge Agreement shall be served in accordance with the provisions of Section 10.02 (Notices and other Communications; Facsimile Copies) of the Credit Agreement.

12.	ASSIGNMENT

12.1.	The Pledgee may assign, transfer or novate all or any part of its rights under this Agreement without affecting the Pledge. Such assignment, transfer or novation shall be enforceable towards the Pledgor and any Debtor only in accordance with article 1690 of the Luxembourg Civil Code.

12.2.	This Pledge Agreement shall, in accordance with Section [—] of the Credit Agreement, remain in effect despite any amalgamation or merger (however effected) relating to the Secured Parties or the Pledgee, and references to the Secured Parties or the Pledgee shall be deemed to include any assignee or successor in title of the Secured Parties or the Pledgee and any person who, under any applicable law, has assumed the rights and obligations of the Secured Parties or the Pledgee hereunder or to which under such laws the same have been transferred or novated or assigned in any manner.

12.3.	For the purpose of Articles 1278 et seq. of the Luxembourg Civil Code and any other relevant legal provisions, to the extent required under applicable law and without prejudice to any other terms hereof or of any other Loan Documents, the Secured Parties and the Pledgee hereby expressly reserve and the Pledgor agrees to the preservation of this Pledge and the security interest created thereunder in case of assignment, novation, amendment or any other transfer of the Foreign Obligations or any other rights arising under the Loan Documents.

12.4.	To the extent a further notification or registration or any other step is required by law to give effect to the above, such further notification or registration shall be made and the Pledgor hereby gives power of attorney to the Pledgee to make any notifications and/or to require any required registrations to be made, or to take any other steps, and undertakes to do so itself if so requested by the Pledgee.

13.	SEVERABILITY

13.1.	This Agreement may not be amended, modified or waived except with the written consent of the Pledgor and the Pledgee.

13.2.	If at any time any provision of this Agreement is or becomes prohibited, unenforceable or void in any jurisdiction, this shall not affect the legality, validity or enforceability of any other provisions hereof nor affect the legality, validity or enforceability of such provision in any other jurisdiction.

14.	GOVERNING LAW AND JURISDICTION

14.1.	This Agreement is governed by, and shall be construed in accordance with, Luxembourg law.

14.2.	With respect to any proceedings arising in connection with this Agreement, the Parties irrevocably submit to the exclusive of the courts of the district of Luxembourg.

15.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

IN WITNESS THEREOF the parties hereto have executed the present Agreement in three (3) originals the day and year first above written, each party acknowledging having received one copy hereof.

(Remainder of page left intentionally blank – Signature pages follow)

Signature page to the Pledge Agreement over Receivables dated June 15, 2012.

Pledgor: Bausch & Lomb Luxembourg S.à r.l.

By:	Richard Brekelmans
Title:	Class A Manager

By:	Brian J. Harris
Title:	Class B Manager

Pledgee: Citibank N.A.

By:
Title:

Signature page to the Pledge Agreement over Receivables dated June 15, 2012.

Pledgor: Bausch & Lomb Luxembourg S.a r.l.

By:	Richard Brekelmans
Title:	Class A Manager

By:	Brian J. Harris
Title:	Class B Manager

Pledgee: Citibank N.A.

By:
Title:

Signature page to the Pledge Agreement over Receivables dated June 15, 2012.

Pledgor: Bausch & Lomb Luxembourg S.à r.l.

By:
Title:	Manager

Pledgee: Citibank, N.A.

By:	Michael Zicari
Title:	Managing Director & Vice President

SCHEDULE 2

Form of Notice to any Debtor

Bausch & Lomb Luxembourg S.à r.l.

Société à responsabilité limitée

Registered office: 13-15, avenue de la Liberté L-1931 Luxembourg

Share capital: EUR 105,324,937

R.C.S. Luxembourg : B 105.591

[date]

To: [Debtor]

By: [Fax/email]

Re.: Notice of Pledge Agreement over Receivables

Sirs,

We refer to a Luxembourg law pledge over receivables agreement dated […] 2012 between us as pledgor and Citibank, N.A. as pledgee (the Pledge Agreement) a copy of which is attached hereto.

We inform you that all sums you owe to us pursuant to the [please insert name of the relevant document (promissory note/loan note instrument dated (…)], having a principal amount of […] (the Charged Receivables) is/are pledged under the Pledge Agreement for the benefit of the Pledgee under the Pledge Agreement.

We kindly ask you to return duly the attached acknowledgement form, duly executed, to our above address with a copy to the Pledgee. By returning the duly executed acknowledgement you agree and thereby expressly confirm that any restriction regarding the pledge, transfer, assignment of the Charged Receivables or any other restriction that may have an impact on the validity, the existence or enforcement of the pledge granted pursuant to the Pledge Agreement is waived.

Kind regards,

Signature page to the Notice of Pledge Agreement over Receivables dated                     .

Bausch & Lomb Luxembourg S.à r.l.

By:
Title:	Category A Manager

By:
Title:	Category B Manager

Annex:	Acknowledgement Form
Copy of the Pledge Agreement

SCHEDULE 3

[On headed notepaper of the Debtor]

ACKNOWLEDGEMENT

To:	Bausch & Lomb Luxembourg S.à r.l.
13-15, avenue de la Liberté
L-1931 Luxembourg
Grand Duchy of Luxembourg

By:	[Fax/email]

Copy to:	Citibank, N.A.
[…]

By:	[Fax/email]

[date]

Re.: Notice of Pledge Agreement over Receivables

Sirs,

We refer to the notice of pledge dated [date] and regarding a pledge over receivables agreement (the Pledge Agreement) entered into between Citibank, N.A. as Pledgee and Bausch & Lomb Luxembourg S.à r.l. as Pledgor for the purpose of creating a pledge over the Charged Receivables (as defined therein) (the Notice of Pledge).

We hereby waive any right that we may have to transfer, assign or pledge the receivable owned by Bausch & Lomb Luxembourg S.à r.l. against us as mentioned in the Notice of Pledge. By returning the duly executed acknowledgement we agree and hereby expressly confirm that any restriction regarding the pledge, transfer, assignment of the Charged Receivables or any other restriction that may have an impact on the validity, the existence or the enforcement of the pledge granted pursuant to the Pledge Agreement is hereby waived.

We acknowledge receipt of this notice of pledge as well as the security interest created by the Pledge Agreement.

This acknowledgement form is provided to you by e-mail. The original will be delivered to Bausch & Lomb Luxembourg S.à r.l.

Kind regards,

Signature page to the Acknowledgement re. the Notice of Pledge Agreement over Receivables dated                     .

The Debtor

By:
Title: